                                                                  Exhibit (d)(3)

INSUREDS--      JOHN DOE
                JANE DOE
POLICY NUMBER-- 66 000 001
POLICY DATE--   MAY 14, 2008

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
51 Madison Avenue, New York, NY 10010 (A Delaware Corporation)

THE CORPORATION will pay the benefits of this policy in accordance with its provisions. The pages that follow are also a part of this policy.

RIGHT TO EXAMINE POLICY. Please examine your policy. Within 20 days after delivery, you can return the policy to the Corporation or to the Registered Representative through whom it was purchased, with a written request for a cancellation. Upon such a request, the policy will be void from the start, and a full refund will be made. The amount we refund will equal the greater of the policy's Cash Value as of the date the policy is returned or the premiums paid, less loans and partial surrenders.

VARIABLE LIFE INSURANCE BENEFIT. THE LIFE INSURANCE BENEFIT OF THIS POLICY MAY INCREASE OR DECREASE, DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT AND THE LIFE INSURANCE BENEFIT OPTION SELECTED. FURTHER INFORMATION REGARDING THIS BENEFIT IS GIVEN IN THE LIFE INSURANCE BENEFITS SECTION ON PAGE 4 OF THE POLICY.

CASH VALUE. TO THE EXTENT THE POLICY'S CASH VALUE IS ALLOCATED TO THE INVESTMENT DIVISIONS OF THE SEPARATE ACCOUNT, THE CASH VALUE OF THIS POLICY WILL VARY FROM DAY TO DAY REFLECTING THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT. THE METHOD OF DETERMINING THE CASH VALUE IS DESCRIBED IN THE CASH VALUE AND LOANS SECTION. THERE IS NO GUARANTEED MINIMUM CASH VALUE.

PAYMENT OF PREMIUMS. While this policy is in effect, premiums can be paid at any time before the Policy Anniversary on which the younger Insured is or would have been age 100, and while at least one Insured is living. They can be paid at any interval or by any method we make available, subject to any limitations set forth in the Premiums section. The amount and interval of Planned Premiums, as stated in the application for this policy, are shown on the Policy Data page.

EFFECTIVE DATE. The Effective Date is the date the policy is delivered and the first premium is paid. Coverage does not begin until the Effective Date unless temporary coverage is obtained under a separate temporary coverage agreement.

THIS POLICY IS A LEGAL CONTRACT BETWEEN THE POLICYOWNER AND THE CORPORATION. PLEASE READ THIS POLICY CAREFULLY FOR FULL DETAILS.


/s/ Frederick Sievert
---------------------------
President


/s/ Catherine A. Marrion
---------------------------
Secretary

SURVIVORSHIP VARIABLE UNIVERSAL LIFE INSURANCE POLICY

VARIABLE LIFE INSURANCE BENEFITS - FLEXIBLE PREMIUM PAYMENTS.
PROCEEDS PAYABLE ON THE LAST SURVIVING INSURED'S DEATH.
AMOUNT OF VARIABLE LIFE INSURANCE OR CASH VALUE PROCEEDS MAY VARY, REFLECTING INVESTMENT EXPERIENCE OF SEPARATE ACCOUNT.
NO PREMIUMS PAYABLE ON OR AFTER THE YOUNGER INSURED'S AGE 100.
POLICY IS NON-PARTICIPATING.

308-150

                               POLICY INFORMATION

INSUREDS                       AGES                           CLASSES OF RISK
[JOHN DOE]                     [35 MALE]                      [STANDARD]
[JANE DOE]                     [32 FEMALE]                    [NON SMOKER]

POLICY NUMBER-- [66 000 001]

POLICY DATE--   [MAY 14, 2008]
ISSUE DATE--    [MAY 14, 2008]

PLAN--NEW YORK LIFE SURVIVORSHIP VARIABLE UNIVERSAL LIFE ACCUMULATOR

INITIAL FACE AMOUNT--[$500,000.00]            LIFE INSURANCE BENEFIT OPTION--[1]

OWNER--[INSUREDS]

BENEFICIARY (subject to change)-- [JOHN DOE, JR., SON OF INSURED]

ADDITIONAL BENEFITS

[UPROMISE ACCOUNT BENEFIT $25.00
A $25.00 UPROMISE CONTRIBUTION AMOUNT TO YOUR UPROMISE ACCOUNT WILL BE MADE IF YOU REGISTER THIS POLICY WITH UPROMISE WITHIN 90 DAYS OF THE POLICY'S DELIVERY DATE. PLEASE SEE THE UPROMISE RIDER ATTACHED TO THIS POLICY FOR DETAILS. THIS UPROMISE CONTRIBUTION AMOUNT IS NOT TAXABLE, BUT WILL BE REFLECTED IF YOU SURRENDER THIS POLICY.]


                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
                               POLICY DATA PAGE 2
                                     08150-2

                               PREMIUM INFORMATION

POLICY NUMBER-- [66 000 001]      INSUREDS--         [JOHN DOE]
                                                     JANE DOE

PLANNED PREMIUM-- [$3,029.00]     PAYABLE AT [ANNUAL] INTERVALS
BEGINNING AS OF--     [05/14/2008]

TARGET PREMIUM@-- [$ 2,817.50]

[REQUIRED 5-YEAR NO LAPSE GUARANTEE MINIMUM MONTHLY PREMIUM **-- [$171.25]

PREMIUM PAYMENTS

PREMIUM PAYMENTS CANNOT BE MADE ON OR AFTER THE POLICY ANNIVERSARY ON WHICH THE YOUNGER INSURED IS OR WOULD HAVE BEEN AGE 100, WHICH IS [MAY 14, 2076]. COVERAGE WILL EXPIRE WHEN THE CASH VALUE, LESS ANY SURRENDER CHARGES, UNPAID LOAN AND ACCRUED LOAN INTEREST, IS INSUFFICIENT TO COVER A MONTHLY DEDUCTION, UNLESS THE 5-YEAR NO LAPSE GUARANTEE IS IN EFFECT. IN ADDITION, BECAUSE POLICY VALUES ARE BASED ON THE INVESTMENT PERFORMANCE OF THE SEPARATE ACCOUNT, PAYMENT OF THE PLANNED PREMIUM AMOUNT SHOWN ABOVE ALONE MAY NOT GUARANTEE THAT THE POLICY WILL REMAIN IN EFFECT TO THE DATE SHOWN.

@    TARGET PREMIUM

THE TARGET PREMIUM IS USED TO DETERMINE THE AMOUNT OF SALES EXPENSE CHARGE DEDUCTED FROM YOUR POLICY PREMIUM PAYMENTS DURING EACH POLICY YEAR. THE TARGET PREMIUM WILL CHANGE IF THE FACE AMOUNT OF THIS POLICY IS INCREASED OR DECREASED.

**   5-YEAR NO LAPSE GUARANTEE

DURING THE FIRST 5 POLICY YEARS, WE GUARANTEE THIS POLICY WILL NOT LAPSE AS LONG AS THE TOTAL AMOUNT OF PREMIUMS YOU HAVE PAID (LESS ANY LOANS AND ACCRUED LOAN INTEREST AND PARTIAL SURRENDERS) IS AT LEAST EQUAL TO THE MINIMUM MONTHLY PREMIUM SHOWN ABOVE MULTIPLIED BY THE NUMBER OF MONTHLY DEDUCTION DAYS UNDER THE POLICY TO DATE AS IF THE POLICY HAD BEEN ISSUED ON THE POLICY DATE. THIS GUARANTEE WILL END ON THE FIFTH POLICY ANNIVERSARY.

PLEASE REFER TO SECTION 4.8 REGARDING THE 5-YEAR NO LAPSE GUARANTEE FOR FURTHER DETAILS.


                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
                            POLICY DATA PAGE 2(cont)
                                     08150-2

                                 POLICY CHARGES

POLICY NUMBER-- [66 000 001]   INSUREDS-- [JOHN DOE]
                                          JANE DOE

MONTHLY DEDUCTION CHARGES

THE MONTHLY DEDUCTION CHARGES THAT ARE DEDUCTED FROM THE CASH VALUE CONSIST OF:

     -    A MONTHLY COST OF INSURANCE.

     - A MONTHLY CONTRACT CHARGE NOT TO EXCEED $35 PER MONTH IN THE FIRST POLICY YEAR AND $15 PER MONTH FOR EACH POLICY YEAR THEREAFTER**.

     - A MONTHLY MORTALITY AND EXPENSE RISK CHARGE, WHICH WILL NOT EXCEED, ON AN ANNUAL BASIS, 0.75% OF THE SEPARATE ACCOUNT VALUE.

     - A MONTHLY PER THOUSAND OF FACE AMOUNT CHARGE, BASED ON ISSUE AGES, GENDERS AND CLASSES OF RISK, NOT TO EXCEED $0.0755 PER THOUSAND OF THE FACE AMOUNT.

     - THE MONTHLY COST FOR ANY RIDER(S) AS SHOWN ON THE DATA PAGES FOR SUCH RIDER(S).

     MONTHLY DEDUCTION DAY- FOURTEENTH DAY OF EACH CALENDAR MONTH

PREMIUM EXPENSE CHARGES

THE PREMIUM EXPENSE CHARGES THAT ARE DEDUCTED FROM EACH PLANNED PREMIUM AND UNPLANNED PREMIUM WHEN THAT PAYMENT IS RECEIVED CONSIST OF:

     - SALES EXPENSE CHARGE - IN ANY POLICY YEAR, CUMULATIVE PREMIUMS LESS THAN OR EQUAL TO THE TARGET PREMIUM ARE SUBJECT TO A SALES EXPENSE CHARGE NOT TO EXCEED 4.75% OF PREMIUM. CUMULATIVE PREMIUMS WITHIN A POLICY YEAR IN EXCESS OF THE TARGET PREMIUM ARE SUBJECT TO A SALES EXPENSE CHARGE NOT TO EXCEED 1.75% OF THE PREMIUM.

     - STATE TAX - STATE TAX CHARGE OF 2% OF EACH PREMIUM PAYMENT. THIS AMOUNT IS SUBTRACTED FROM EACH PREMIUM PAYMENT. WE RESERVE THE RIGHT TO CHANGE THIS PERCENTAGE TO CONFORM TO CHANGES IN THE LAW.

     - FEDERAL TAX - FEDERAL TAX CHARGE OF 1.25% OF EACH PREMIUM PAYMENT. THIS AMOUNT IS SUBTRACTED FROM EACH PREMIUM PAYMENT. WE RESERVE THE RIGHT TO CHANGE THIS PERCENTAGE TO CONFORM TO CHANGES IN THE LAW.

**   THIS POLICY MAY BE SUBJECT TO AN ADDITIONAL CONTRACT CHARGE AS FOLLOWS:

IF THE POLICY LAPSES DURING THE FIRST POLICY YEAR AND THE POLICY IS THEN REINSTATED, AN ADDITIONAL CHARGE WILL BE DEDUCTED UPON REINSTATEMENT EQUAL TO THE DIFFERENCE (CURRENTLY $20) BETWEEN THE MONTHLY CONTRACT CHARGE FOR THE FIRST POLICY YEAR AND THE MONTHLY CONTRACT CHARGE FOR SUBSEQUENT YEARS MULTIPLIED BY THE NUMBER OF MONTHLY DEDUCTION DAYS MISSED DURING THE FIRST POLICY YEAR DUE TO THE LAPSE. SEE SECTION 4.10 OF THE POLICY FOR FURTHER INFORMATION.

IF THIS POLICY IS SURRENDERED DURING THE FIRST POLICY YEAR, AN ADDITIONAL CHARGE WILL BE DEDUCTED FROM THE CASH SURRENDER VALUE EQUAL TO THE DIFFERENCE (CURRENTLY $20) BETWEEN THE MONTHLY CONTRACT CHARGE FOR THE FIRST POLICY YEAR AND THE MONTHLY CONTRACT CHARGE FOR SUBSEQUENT YEARS MULTIPLIED BY THE NUMBER OF MONTHLY DEDUCTION DAYS THAT WOULD HAVE OCCURRED HAD THE POLICY STAYED IN EFFECT BETWEEN THE DATE OF SURRENDER AND WHAT WOULD HAVE BEEN THE FIRST POLICY ANNIVERSARY.


                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
                            POLICY DATA PAGE 2(cont)
                                     08150-2

POLICY NUMBER-- [66 000 001]   INSUREDS-- [JOHN DOE]
                                          [JANE DOE]

OTHER CHARGES AGAINST THE POLICY

- WE RESERVE THE RIGHT TO APPLY A CHARGE, NOT TO EXCEED $30, FOR EACH TRANSFER OF FUNDS AFTER THE FIRST TWELVE IN A POLICY YEAR BETWEEN INVESTMENT DIVISIONS AND/OR THE FIXED ACCOUNT.

- WE RESERVE THE RIGHT TO MAKE A CHARGE FOR SEPARATE ACCOUNT FEDERAL INCOME TAX LIABILITIES IF THE LAW SHOULD CHANGE TO REQUIRE TAXATION OF SEPARATE ACCOUNTS.

- WE RESERVE THE RIGHT TO CHARGE A PROCESSING FEE OF $25.00 FOR A PARTIAL SURRENDER. THE MINIMUM AMOUNT THAT CAN BE WITHDRAWN IS $500.00.

- SURRENDER CHARGE PREMIUM IS AN AMOUNT USED TO CALCULATE THE MAXIMUM SURRENDER CHARGE. THE SURRENDER CHARGE PREMIUM MAY CHANGE IF THE FACE AMOUNT OF THIS POLICY IS INCREASED OR DECREASED. SURRENDER CHARGE PREMIUM:
     $6,765.85

- A SURRENDER CHARGE NOT TO EXCEED THE SURRENDER CHARGES SHOWN IN THE TABLE BELOW. A SURRENDER CHARGE WHICH IS CALCULATED AS THE LESSER OF: (a) 50% OF TOTAL PREMIUMS PAID UNDER THE POLICY, AND (b) A PERCENTAGE (WHICH CHANGES BY DURATION) OF THE SURRENDER CHARGE PREMIUM AS SHOWN IN THE TABLE BELOW. (THIS TABLE APPLIES TO THE INITIAL FACE AMOUNT FOR THE NUMBER OF YEARS SHOWN. A NEW TABLE WILL BE PROVIDED IF THE FACE AMOUNT IS INCREASED OR DECREASED. THE ACTUAL SURRENDER CHARGE, WHICH APPLIES IN ANY YEAR, IS DESCRIBED IN THE MOST CURRENT PROSPECTUS THAT IS ON FILE WITH THE SEC.)

                       TABLE OF MAXIMUM SURRENDER CHARGES
                               FOR THE BASE POLICY

POLICY   PERCENTAGE       MAXIMUM
 YEAR      APPLIED    SURRENDER CHARGE
------   ----------   ----------------
 1           91%          $6,765.85
 2           84%          $6,245.40
 3           77%          $5,724.95
 4           71%          $5,278.85
 5           66%          $4,907.10
 6           61%          $4,535.35
 7           57%          $4,237.95
 8           53%          $3,940.55
 9           49%          $3,643.15
10           46%          $3,420.10


                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
                            POLICY DATA PAGE 2(cont)
                                     08150-2

                               INTEREST AND LOANS

POLICY NUMBER-- [66 000 001]   INSUREDS-- [JOHN DOE]
                                          JANE DOE

INTEREST CREDITING

GUARANTEED INTEREST RATE CREDITED TO THE FIXED ACCOUNT-- 3%

CASH VALUE AND LOANS

GUARANTEED ANNUAL LOAN INTEREST RATE -- 6%

                          ADDITIONAL POLICY INFORMATION

SECTION THREE

THE MINIMUM FACE AMOUNT FOR THIS POLICY, AS REFERRED TO IN THE PROVISIONS OF SECTION THREE, IS $100,000.

SECTION 3.2 - EVERY FACE AMOUNT INCREASE IS SUBJECT TO A $5,000 MINIMUM AND A MAXIMUM NOT TO EXCEED OUR POLICY RETENTION LIMITS. YOU CAN MAKE ONE FACE AMOUNT INCREASE EACH POLICY YEAR.

SECTION 3.3 - YOU CAN MAKE ONE FACE AMOUNT DECREASE EACH POLICY YEAR.

SECTION 3.4 - YOU CAN CHANGE THE LIFE INSURANCE BENEFIT OPTION OF THIS POLICY ONLY ONCE PER POLICY YEAR IF THE YOUNGER INSURED'S AGE IS OR WOULD HAVE BEEN UNDER 100.

SECTION FOUR

SECTIONS 4.2 AND 4.3 - PLANNED AND UNPLANNED PREMIUMS CAN BE PAID WHILE EITHER INSURED IS LIVING AT ANY TIME BEFORE THE POLICY ANNIVERSARY ON WHICH THE YOUNGER INSURED IS OR WOULD HAVE BEEN AGE 100.

SECTION 4.3 - YOU CAN MAKE AN UNPLANNED PREMIUM PAYMENT UP TO 12 TIMES IN A POLICY YEAR, PROVIDED THE UNPLANNED PREMIUM PAYMENT IS AT LEAST $50.

SECTION SEVEN

THE MINIMUM FACE AMOUNT FOR THIS POLICY, AS REFERRED TO IN THE PROVISIONS OF SECTION SEVEN IS $100,000. THE MINIMUM PARTIAL SURRENDER AMOUNT IS $500.

SECTION TEN

THE MORTALITY TABLE REFERRED TO IN SECTION 10.14 IS THE 2001 COMMISSIONER'S STANDARD ORDINARY MORTALITY, ANB, ULTIMATE, MALE AND FEMALE, SMOKER AND NONSMOKER VERSIONS. THE INTEREST RATE REFERRED TO IN SECTION 10.14 IS 4% PER YEAR.


                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
                            POLICY DATA PAGE 2(cont)
                                     08150-2

POLICY NUMBER-- [66 000 001]   INSUREDS-- [JOHN DOE]
                                           JANE DOE

                 TABLE OF PERCENTAGES FOR LIFE INSURANCE BENEFIT
                      FOR COMPLIANCE WITH IRC SECTION 7702
                             GUIDELINE PREMIUM TEST

YOUNGER INSURED'S   PERCENT
  AGE ON POLICY     OF CASH
   ANNIVERSARY       VALUE
-----------------   -------
0-40                  250%
  41                  243%
  42                  236%
  43                  229%
  44                  222%
  45                  215%
  46                  209%
  47                  203%
  48                  197%
  49                  191%
  50                  185%
  51                  178%
  52                  171%
  53                  164%
  54                  157%
  55                  150%
  56                  146%
  57                  142%
  58                  138%
  59                  134%
  60                  130%
  61                  128%
  62                  126%
  63                  124%
  64                  122%
  65                  120%
  66                  119%
  67                  118%

YOUNGER INSURED'S   PERCENT
  AGE ON POLICY     OF CASH
   ANNIVERSARY       VALUE
-----------------   -------
  68                  117%
  69                  116%
  70                  115%
  71                  113%
  72                  111%
  73                  109%
  74                  107%
  75                  105%
  76                  105%
  77                  105%
  78                  105%
  79                  105%
  80                  105%
  81                  105%
  82                  105%
  83                  105%
  84                  105%
  85                  105%
  86                  105%
  87                  105%
  88                  105%
  89                  105%
  90                  105%
  91                  104%
  92                  103%
  93                  102%
  94                  101%
  95 & over           100%


                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
                              POLICY DATA PAGE 2.2
                                  08150-2.2-GPT

POLICY NUMBER-- [66 000 001]   INSUREDS-- [JOHN DOE]
                                           JANE DOE

                 TABLE OF PERCENTAGES FOR LIFE INSURANCE BENEFIT
                      FOR COMPLIANCE WITH IRC SECTION 7702
                       CASH VALUE ACCUMULATION TEST (CVAT)

              PERCENT
              OF CASH
POLICY YEAR    VALUE
-----------   -------
     1          745%
     2          716%
     3          689%
     4          662%
     5          637%
     6          612%
     7          589%
     8          566%
     9          545%
    10          524%
    11          504%
    12          485%
    13          466%
    14          449%
    15          432%
    16          415%
    17          400%
    18          385%
    19          370%
    20          356%
    21          343%
    22          330%
    23          318%
    24          307%
    25          295%
    26          285%
    27          275%
    28          265%
    29          256%
    30          247%
    31          239%
    32          231%
    33          223%
    34          216%
    35          209%

              PERCENT
              OF CASH
POLICY YEAR    VALUE
-----------   -------
    36          202%
    37          196%
    38          190%
    39          184%
    40          179%
    41          174%
    42          169%
    43          164%
    44          160%
    45          156%
    46          152%
    47          149%
    48          145%
    49          142%
    50          139%
    51          136%
    52          134%
    53          132%
    54          129%
    55          127%
    56          125%
    57          123%
    58          122%
    59          120%
    60          118%
    61          117%
    62          115%
    63          113%
    64          111%
    65          109%
    66          107%
    67          104%
    68          101%


                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
                              POLICY DATA PAGE 2.2
                                 08150-2.2-CVAT

POLICY NUMBER-- [00 000 000]   INSUREDS-- [JOHN DOE]
                                           JANE DOE

           TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES
                                 FOR BASE POLICY
                       (PER $1,000 OF NET AMOUNT AT RISK)

POLICY
 YEAR
------
  01       .00000
  02       .00000
  03       .00100
  04       .00100
  05       .00200
  06       .00200
  07       .00300
  08       .00400
  09       .00500
  10       .00600
  11       .00700
  12       .00900
  13       .01100
  14       .01300
  15       .01600
  16       .01900
  17       .02300
  18       .02801
  19       .03501
  20       .04201
  21       .05202
  22       .06403
  23       .07704
  24       .09206
  25       .11108
  26       .13211
  27       .15916
  28       .19024
  29       .22633
  30       .26847

POLICY
 YEAR
------
  31       .31565
  32       .36687
  33       .42517
  34       .49056
  35       .56306
  36       .64772
  37       .74560
  38       .86282
  39       .99440
  40      1.14244
  41      1.31619
  42      1.50971
  43      1.73235
  44      1.98949
  45      2.28251
  46      2.60870
  47      2.97785
  48      3.37697
  49      3.81599
  50      4.36539
  51      5.00190
  52      5.66952
  53      6.40595
  54      7.22409
  55      7.99992
  56      9.05857
  57     10.16151
  58     11.35442
  59     12.48948
  60     13.11479

POLICY
 YEAR
------
  61     14.25555
  62     15.95066
  63     18.20756
  64     21.19586
  65     24.26273
  66     27.58760
  67     28.15083
  68     30.21763

THESE MAXIMUMS WILL BE INCREASED BY ANY FLAT EXTRA CHARGES THAT APPLY.


                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
                               POLICY DATA PAGE 2A
                                    08150-2A

WE & YOU

In this policy, the words "we", "our" or "us" refer to New York Life Insurance and Annuity Corporation, and the words "you" or "your" refer to the Owner(s) of this policy.

When you write to us, please include the policy number, the Insureds' full names, and your current address.

                                    CONTENTS

SECTION   PROVISIONS                                                        PAGE
-------   ----------                                                        ----
          POLICY DATA PAGES
ONE       LIFE INSURANCE BENEFITS                                             4
TWO       OWNER AND BENEFICIARY                                               4
THREE     POLICY CHANGES                                                      5
FOUR      PREMIUMS                                                            6
FIVE      SEPARATE ACCOUNT                                                    9
SIX       FIXED ACCOUNT                                                      11
SEVEN     CASH VALUE AND LOANS                                               12
EIGHT     CALCULATION OF MONTHLY DEDUCTION CHARGE                            16
NINE      PAYMENT OF POLICY PROCEEDS                                         18
TEN       GENERAL PROVISIONS                                                 19

          APPLICATION - Attached to the Policy

          RIDERS OR ENDORSEMENTS
          (IF ANY) - Attached to the Policy


                                     PAGE 3
                                     08150-3

                      SECTION ONE - LIFE INSURANCE BENEFITS

1.1 LIFE INSURANCE PROCEEDS The amount of life insurance proceeds payable under this policy consists of:

          -    The Life Insurance Benefit of this policy, plus

          - The death benefit payable of any riders in effect on the date of the last surviving Insured's death, less

          - Any unpaid loan, accrued loan interest, and any unpaid Monthly Deduction Charges.

     The Life Insurance Benefit of this policy is based on the Life Insurance Benefit Option in effect on the date of the last surviving Insured's death and the policy's Initial Face Amount shown on the "Policy Information" Policy Data page. It will also reflect any changes to the Face Amount in accordance with the provisions of this policy.

     We will pay the life insurance proceeds to the beneficiary promptly when we have due proof that both the Insureds died on or after the Effective Date of this policy, subject to all of this policy's provisions. A claim for the life insurance proceeds must be made in writing to our Service Office for variable products, as referred to in the most current prospectus that is on file with the SEC or any other location that we indicate to you in writing. (This is referred to as "Service Office" in this policy.)

1.2 LIFE INSURANCE BENEFIT OPTIONS Prior to the Policy Anniversary on which the younger Insured is age 100, the Life Insurance Benefit payable under this policy will be determined in accordance with one of the following options. See Policy Data Page 2.2 for a table of the percentages referenced below.

          OPTION 1 - This option provides a Life Insurance Benefit equal to the greater of the Face Amount of the policy or a percentage of the Cash Value equal to the minimum necessary for this policy to qualify as life insurance under Section 7702 of the Internal Revenue Code, as amended.

          OPTION 2 - This option provides a Life Insurance Benefit equal to the greater of the Face Amount of the policy plus the Cash Value or a percentage of the Cash Value equal to the minimum necessary for this policy to qualify as life insurance under Section 7702 of the Internal Revenue Code, as amended.

          OPTION 3 - This option provides a Life Insurance Benefit equal to the greater of the Face Amount of the policy plus the Adjusted Total Premium, or a percentage of the Cash Value equal to the minimum necessary for this policy to qualify as life insurance under Section 7702 of the Internal Revenue Code, as amended. See Section 4.5 for an explanation of the Adjusted Total Premium.

                       SECTION TWO - OWNER AND BENEFICIARY

2.1 OWNER The owner of this policy is shown on the "Policy Information" Policy Data page. In this policy, the words "you" and "your" refer to the owner.

2.2 CHANGE OF OWNERSHIP You can change the owner of this policy in a form we provide. The form and any other requirements must be completed and signed by you. This change will take effect as of the date you signed the form, subject to any payment we made or action we took before recording the change. When this change takes effect, all rights of ownership will pass to the new owner. Changing the owner or successor owner cancels any prior choice of owner or successor owner, but does not change the beneficiary.

2.3 SUCCESSOR OWNER A successor owner can be named in the application, or in a form we provide. The form and any other requirements must be completed and signed by you. If you die before the successor owner, the successor owner will become the new owner. If no successor owner survives you and you die before both the Insureds, your estate becomes the new owner.


                                     PAGE 4
                                     08150-4

2.4 BENEFICIARY The beneficiary for any life insurance proceeds is the person or entity named in the application, or in a notice you sign that gives us the information we need. If more than one beneficiary is named, they can be classed as first, second, and so on. If 2 or more are named in a class, their share in the proceeds is equal, unless you state otherwise. The stated shares will be paid to any first beneficiaries who survive both the Insureds. If no first beneficiaries survive, payment will be made to any beneficiary surviving in the second class, and so on.

      If no beneficiary for either all or part of the proceeds survives both the Insureds, the right to those proceeds will pass to you. If you are deceased, this right will pass to your estate.

2.5 CHANGE OF A BENEFICIARY While at least one Insured is living, you can change a beneficiary by notifying us in writing. The notice must clearly state the beneficiary designation, be signed by you, and include the policy number and the names of the Insureds. This change will take effect as of the date you signed the notice, subject to any payment we made or action we took before recording the change. For example, if we make any payment before we record the change, we will not have to make the payment again.

2.6 SIMULTANEOUS DEATH OF LAST SURVIVING INSURED AND BENEFICIARY Unless stated otherwise in the policy or in your signed notice that is in effect at the last surviving Insured's death, if any beneficiary dies at the same time as the last surviving Insured or within 15 days after that Insured but before we receive due proof of the last surviving Insured's death, we will pay the proceeds as though that beneficiary died first.

                         SECTION THREE - POLICY CHANGES

3.1 POLICY CHANGES You can apply in writing to increase or decrease the Face Amount of this policy (without changing the Life Insurance Benefit Option) as described in Sections 3.2 and 3.3, or to change the Life Insurance Benefit Option within the limits stated in Section 3.4. Changes can be made only while both the Insureds are living, and only if this policy would continue to qualify as Life Insurance as defined under Section 7702 of the Internal Revenue Code, as amended.

3.2 FACE AMOUNT INCREASES While both Insureds are living, you can increase the Face Amount of this policy if the older Insured is age 80 or younger. This increased amount of insurance is a Face Amount Increase and is subject to the requirements shown on the "Additional Policy Information" Policy Data page. To effect a Face Amount Increase, you must send us your written application, also signed by both the Insureds, together with any proof of insurability that we require. A Face Amount Increase will take effect on the Monthly Deduction Day on or next following the date we approve the application for the increase. Any Face Amount Increase that occurs automatically and without your request is not subject to evidence of insurability.

      The Cost of Insurance and Monthly Per Thousand of Face Amount Charge for a Face Amount Increase will be based on each Insured's age, gender, and class of risk at the time the Face Amount Increase takes effect. New Contestable and Suicide Exclusion periods will apply for the Face Amount Increase, beginning on the effective date of the Face Amount Increase.

      A new set of surrender charges will apply to the Face Amount Increase. We will tell you the amount of these charges when you apply for the increase. The new charges will also be shown on a new Policy Data page that we will send to you when the increase takes effect.

3.3 FACE AMOUNT DECREASES You can decrease the Face Amount of this policy, provided the new Face Amount for this policy meets the minimum Face Amount requirement shown on the "Additional Policy Information" Policy Data page. This decreased amount of insurance is a Face Amount Decrease. Any Face Amount Decrease will take effect on the Monthly Deduction Day on or next following the date we receive your signed request at our Service Office. You should consult your Tax Advisor regarding the tax consequences of decreasing the Face Amount of this policy.


                                     PAGE 5
                                     08150-5

                         SECTION THREE - POLICY CHANGES

      The Face Amount Decrease will first be applied to reduce the most recent Face Amount Increase. It will then be applied to reduce other Face Amount Increases in the reverse order in which they took place, and then to decrease the Initial Face Amount at issue.

      For any Face Amount Decreases, we will assess a surrender charge against the Cash Value equal to the difference between the surrender charge applicable immediately before the decrease and the surrender charge applicable immediately after the decrease. In assessing this surrender charge, we first take into account the surrender charge associated with any Face Amount Increases in the reverse order made, and then the Initial Face Amount at issue. Please see Section 7 for more information.

3.4 LIFE INSURANCE BENEFIT OPTION CHANGES Life Insurance Benefit Option changes will take effect on the Monthly Deduction Day on or next following the date we receive your signed request at our Service Office.

      If you change from Option 1 to Option 2, the Face Amount of this policy will be decreased by the Cash Value.

      If you change from Option 2 to Option 1, the Face Amount of this policy will be increased by the Cash Value.

      Changes to Option 3 will not be allowed at any time. However, you can change from Option 3 to Options 1 or 2. If you change from Option 3 to Option 1, the Face Amount of this policy will be increased by the Adjusted Total Premium. If you change from Option 3 to Option 2, the Face Amount of this policy will be increased by the Adjusted Total Premium and decreased by the Cash Value. Both Insureds must be alive if you change to Option 2. The Adjusted Total Premium is described in more detail in Section 4.5.

      Surrender charges may be applied to any Face Amount Decreases due to a change in Life Insurance Benefit Option. You can change the Life Insurance Benefit Option of this policy subject to the limits shown on the "Additional Policy Information" Policy Data page. Changes in the Life Insurance Benefit Option that would cause the Face Amount of this policy to fall below the minimum Face Amount requirement shown in the "Additional Policy Information" Policy Data page will not be permitted.

                             SECTION FOUR - PREMIUMS

4.1 PREMIUM PAYMENTS You can make planned and/or unplanned premium payments at any interval or by any method we make available at any time before the Policy Anniversary on which the younger Insured is age 100, and while at least one Insured is living. See Sections 4.2 and 4.3. Limits for these payments are shown on the "Additional Policy Information" Policy Data page. Premiums are payable at our Service Office. The Cash Value and Life Insurance Benefit under this policy are based on the amount and interval of the premiums that have been received by us. The investment experience of the Separate Account is also reflected. Please refer to Section Seven - Cash Value and Loans for full details.

      If you stop paying premium payments, the policy will continue in effect as long as the Cash Surrender Value is sufficient to pay Monthly Deduction Charges.


                                     PAGE 6
                                     08150-6

4.2 PLANNED PREMIUM Planned Premium refers to the amount and frequency of premium payments you selected for your premium payment schedule. The amount and interval of any Planned Premiums, as stated in the application, are shown on the "Premium Information" Policy Data page and any limitations are shown on the "Additional Policy Information" Policy Data page. The first Planned Premium is payable as of the Policy Date. A Planned Premium does not have to be paid to keep this policy in effect provided the Cash Surrender Value is sufficient to cover the charges made on the Monthly Deduction Day. Payment of the Planned Premium alone may not guarantee that coverage will remain in effect. The amount and frequency of any Planned Premium can be increased or decreased subject to the limits we set. However, in no event can the Planned Premium be an amount that would jeopardize the policy continuing to qualify as Life Insurance, as defined under Section 7702 of the Internal Revenue Code, as amended. (See Section 4.4.)

4.3 UNPLANNED PREMIUMS Unplanned Premiums are premium payments you can make in addition to a Planned Premium. You can make an Unplanned Premium payment while at least one Insured is living and subject to the limits shown on the "Additional Policy Information" Policy Data page. It cannot be an amount that would jeopardize the policy continuing to qualify as Life Insurance as defined under Section 7702 of the Internal Revenue Code, as amended. This limitation is further described in Section 4.4 below. If an Unplanned Premium payment would result in an increase in the Life Insurance Benefit greater than the increase in the Cash Value, we will require proof of insurability before accepting that payment and applying it to the policy. Both Insureds must be alive for such a payment to be accepted. A written application will be required and a copy of the application will be placed in the policy and made a part of it. Any unplanned payment not specifically designated as an Unplanned Premium payment or a loan repayment will be credited to the policy as an Unplanned Premium.

4.4 PREMIUM PAYMENT LIMITATIONS In addition to the limits described in Sections 4.1, 4.2 and 4.3, premium payments are also limited by the premium test choice you made when you applied for this policy. These premium tests are used to determine whether an insurance policy meets the definition of life insurance under Section 7702 of the Internal Revenue Code, as amended.

          (1) The Guideline Premium Test (or GPT) allows you to maintain a higher level of Cash Value in relation to the Life Insurance Benefit. If you chose this test and the premium you pay during any policy year exceeds the maximum permitted under this Internal Revenue Code test, we will return any such excess within 60 days after the end of the policy year, with interest at a rate of not less than the interest rate shown on the "Interest And Loans" Policy Data page.

          (2) The Cash Value Accumulation Test (or CVAT) allows you to maintain a higher level of Life Insurance Benefit in relation to Cash Value.

      The test you chose is shown on Policy Data Page 2.2 and cannot be changed.

4.5 ADJUSTED TOTAL PREMIUM The Adjusted Total Premium is equal to the total Planned and Unplanned Premium payments made, less the total partial surrenders taken under the policy. Reductions in premium payments due to partial surrenders will never cause this amount to be less than zero. The Adjusted Total Premium is used to calculate the Life Insurance Benefit under Life Insurance Benefit Option 3.

4.6 PREMIUM EXPENSE CHARGES Premium Expense Charges are deducted from each Planned and Unplanned Premium when that payment is received. These charges will not exceed the percentage(s) shown on the "Policy Charges" Policy Data page. The balance of the premium (the net premium) is applied to the Separate Account and Fixed Account in accordance with your premium allocation election in effect at that time and before any other deductions which may be due are made. Any net premium payment received prior to the end of the Right To Examine Period, plus any interest accrued, will be allocated to the Fixed Account until the end of the Right To Examine Period.


                                     PAGE 7
                                     08150-7

4.7 CHANGING A PREMIUM ALLOCATION ELECTION You can change your premium allocation election stated in the application. You do this by either submitting a signed written request or by another method acceptable to us. Your allocation percentages must total 100%. Each percentage must be either zero or a whole number, which is at least 1%. Any change will take effect on the Monthly Deduction Day on or next following the date we receive your signed request at our Service Office.

4.8 5-YEAR NO LAPSE GUARANTEE During the first 5 policy years, we guarantee this policy will not lapse as long as the total premiums you have paid (less any loans, accrued loan interest and partial surrenders) is at least equal to the minimum monthly premium shown on the "Premium Information" Policy Data page multiplied by the number of Monthly Deduction Days under the policy to date as if the policy had been issued on the Policy Date.

      If the minimum monthly premium test, as described above, is satisfied, the policy will not enter the Late Period even if the Cash Surrender Value on a Monthly Deduction Day is insufficient to pay the Monthly Deduction Charges. We will deduct the charges from your Cash Surrender Value to the extent possible and will defer the deduction of any amount that exceeds the Cash Value. When the guarantee period ends, if there is insufficient Cash Surrender Value to cover the current and any deferred Monthly Charges, you will be sent a bill. If the bill is not paid, the policy will lapse.

      The 5-Year No Lapse Guarantee will end on the fifth Policy Anniversary.

4.9 LATE PERIOD If, on a Monthly Deduction Day, the 5-Year No Lapse Guarantee is not active and the Cash Surrender Value is less than the Monthly Deduction Charge for the next policy month, the policy will continue for a Late Period of 62 days after that Monthly Deduction Day. If we do not receive payment before the end of the Late Period, the policy will end and there will be no more benefits under the policy or any attached riders. To inform you of this event, we will mail a notice to you at your last known address at least 31 days before the end of the Late Period. We will also mail a copy of the notice to the last known address of any assignee on our records.

      If the last surviving Insured dies during the Late Period, we will pay the life insurance proceeds to the beneficiary. These proceeds will be reduced by the amount of any unpaid loan and accrued loan interest. They will also be reduced by the Monthly Deduction Charges for the full policy month or months that run from the beginning of the Late Period through the policy month in which the last surviving Insured died.

4.10 REINSTATEMENT Within 5 years after this policy has ended, you can apply, in writing, to reinstate the policy (and any other benefits provided by riders) if you did not surrender it. However, this policy can only be reinstated if either: (a) both Insureds are alive; or (b) one Insured is alive and the policy ended after the death of the other Insured. If the required payment is made within 31 days after the end of the Late Period, no proof of insurability is required. If not, when you apply for reinstatement, you must provide proof of insurability that is acceptable to us. A written application will be required and a copy of the application will be placed in the policy and made a part of it.

      To reinstate this policy, a payment that is sufficient to keep this policy in effect for at least 3 months must be made. This premium payment will equal the Monthly Deduction Charges, multiplied by a factor of 238%, to account for premium expense and surrender charges. This payment will be in lieu of the payment of all premiums in arrears.


                                     PAGE 8
                                     08150-8

      If this policy is reinstated, we will reinstate the Cash Value corresponding to the date of reinstatement, less: (a) the difference between the surrender charge assessed at the time of lapse and the surrender charge which applies at the time of reinstatement and (b) any unpaid loan and accrued loan interest if not repaid. Any surrender charges, which apply after the reinstatement, will be based on the same set of surrender charges that existed prior to the lapse. Any unpaid loan can also be repaid, together with loan interest at the current loan interest rate compounded once each year from the end of the Late Period to the date of reinstatement.

      If this policy lapses during the first policy year and is subsequently reinstated, an additional contract charge will apply as indicated on the Policy Data page. For such a reinstatement, we will also require a payment equal to a factor of 238% of the additional contract charge.

      The date of reinstatement is the Monthly Deduction Day on or next following the date we approve your signed request for reinstatement.

                         SECTION FIVE - SEPARATE ACCOUNT

5.1 SEPARATE ACCOUNT We have established and maintained the Separate Account under the laws of the State of Delaware. Any realized or unrealized income, net gains and losses from the assets of the Separate Account are credited or charged to it without regard to our other income, gains, or losses. We put assets in the Separate Account for this policy, and we may also do the same for any other variable life insurance policies we may issue.

5.2 SEPARATE ACCOUNT ASSETS The Separate Account invests its assets in shares of one or more mutual funds. Fund shares are purchased, redeemed and valued on behalf of the Separate Account. The Separate Account is divided into Investment Divisions. We reserve the right to add, combine or eliminate any Investment Division of the Separate Account, subject to any required regulatory approvals.

      The assets of the Separate Account are our property. There are Separate Account assets, which equal the reserves and other contract liabilities of the Separate Account. Those assets will not be chargeable with liabilities arising out of any other business we conduct. We reserve the right to transfer assets of an Investment Division, in excess of the reserves and other contract liabilities with respect to that Investment Division, to another Investment Division or to our General Account.

      We will determine the value of the assets of the Separate Account on each day during which the New York Stock Exchange is open for trading. The assets of the Separate Account will be valued, as determined in accordance with a method of valuation that we established in good faith.

      We reserve the right to transfer assets of the Separate Account, which we determine to be associated with the class of policies to which this policy belongs, to another separate account. If this type of transfer is made, the term "Separate Account", as used in this policy, shall then mean the separate account to which the assets were transferred.

5.3 OUR RIGHTS TO THE SEPARATE ACCOUNT We also reserve the right, when permitted by law, to do the following.

          (a) De-register the Separate Account under the Investment Company Act of 1940;

          (b) Manage the Separate Account under the direction of a committee or discharge such committee at any time;

          (c) Restrict or eliminate any voting rights of policyowners or other persons who have voting rights as to the Separate Account;

          (d) Combine the Separate Account with one or more other separate accounts; and

          (e) Substitute shares of any other mutual fund for mutual fund shares held in any Investment Division with similar objectives.


                                     PAGE 9
                                     08150-9

      When required by law or regulation, an investment objective of the Separate Account can be changed. It will only be changed if approved by the appropriate insurance official of the State of Delaware or deemed approved in accordance with such law or regulation. If so required, the request to obtain such approval will be filed with the insurance official of the state or district in which this policy is delivered.

5.4 ACCUMULATION UNITS Your interest of this policy in the Separate Account prior to the date on which the Life Insurance Benefit becomes payable is represented by Accumulation Units. Accumulation Units are the accounting units used to calculate the values under this policy. The number of Accumulation Units purchased in an Investment Division will be determined by dividing the part of any premium payment or the part of any transfer applied to that Investment Division, by the value of an Accumulation Unit for that Division on the transaction date. Payments allocated, transferred or otherwise added to the Investment Divisions will be applied to provide Accumulation Units in those Investment Divisions. Accumulation Units are redeemed when amounts are loaned, transferred, surrendered or otherwise deducted. These transactions are called policy transactions.

5.5 VALUE OF ACCUMULATION UNITS The value of an Accumulation Unit on any business day is determined by multiplying the value of that unit on the immediately preceding business day by the net investment factor for the valuation period. The valuation period is the period from the close of the immediately preceding business day to the close of the current business day. The net investment factor for this policy used to calculate the value of an Accumulation Unit in any Investment Division of the Separate Account for the valuation period is determined by dividing (1) by (2), where:

      (1)  is the sum of:

           (a) the net asset value of a fund share held in the Separate Account for that Investment Division determined at the end of the current valuation period, plus

           (b) the per share amount of any dividends or capital gain distributions made by the fund for shares held in the Separate Account for that Investment Division if the ex-dividend date occurs during the valuation period.

      (2) is the net asset value of a fund share held in the Separate Account for that Investment Division determined as of the end of the immediately preceding valuation period.

      The net investment factor may be greater or less than one. Therefore, the value of an Accumulation Unit may increase or decrease.

5.6 TRANSFERS Transfers can be made between Investment Divisions of the Separate Account and between the Investment Divisions and the Fixed Account. We reserve the right to apply a charge, as shown on the "Policy Charges" Policy Data page. If this charge is assessed, it will be deducted proportionately from the appropriate Investment Divisions, and/or Fixed Account that funds are transferred to, on the basis of the amount of the total transfer, which is allocated from each Investment Division, and/or the Fixed Account.

      Transfers between Investment Divisions (and also to and from the Fixed Account) will generally take effect as of the business day we received, at our Service Office, your signed written request (or by any method acceptable to us), which gives us the facts that we need. However, if we receive your request after the New York Stock Exchange is closed for trading, or on a day on which the New York Stock Exchange is not open for trading, the transfer will take effect on the next business day.

      The minimum amount that can be transferred is the lesser of: $500 or the value of all remaining Accumulation Units in the Investment Division, unless we agree otherwise. The Investment Division from which the transfer is being made must maintain a minimum balance of $500 after the transfer is completed. If, after a transfer, the value of the remaining Accumulation Units in an Investment Division would be less than $500, we have the right to include that amount as part of the transfer.


                                     PAGE 10
                                    08150-10

      Your right to make transfers under the policy is subject to modification if we determine in our sole discretion that the exercise of that right will disadvantage or potentially hurt the rights or interests of other policyowners. Such restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right, which we consider to be to the actual or potential disadvantage of other policyowners. Any modification could be applied to transfers to or from some or all of the Investment Divisions and could include, but not be limited to, not accepting a transfer request from any person, asset allocation and/or market timing service made on behalf of policyowners and/or limiting the amount that may be transferred into or out of any Investment Division at any one time.

                           SECTION SIX - FIXED ACCOUNT

6.1 FIXED ACCOUNT The Fixed Account is supported by assets of our General Account. Our General Account represents all of our assets, liabilities, capital and surplus, income, gains or losses that are not in any separate account. The amount in the Fixed Account is credited with a fixed interest rate, which we declare periodically. We will set this rate in advance at least annually. This rate will never be less than the rate shown on the "Interest And Loans" Policy Data page. Interest accrues daily and is credited on the Monthly Deduction Day. All payments applied to or amounts transferred to the Fixed Account receive the rate in effect at that time.

6.2 FIXED ACCOUNT TRANSFERS You can make transfers from the Fixed Account to the Separate Account. The minimum amount, which can be transferred, is the lesser of: (a) $500 or (b) the amount in the Fixed Account. However, if the values remaining in the Fixed Account after the transfer would be less than $500, we have the right to include that amount as part of the transfer. The sum of all such transfers in a policy year cannot exceed the greater of: (a) $5,000 or (b) 20% of the accumulation value in the Fixed Account at the beginning of that policy year.

      You can also make transfers from the Investment Divisions of the Separate Account to the Fixed Account. The minimum amount, which can be transferred from any one Investment Division, is the lesser of: (a) $500 or (b) the value of all remaining Accumulation Units in that Investment Division, unless we agree otherwise. However, if the value remaining in an Investment Division after the transfer would be less than $500, we have the right to include that amount as part of the transfer.

      If, during any period the interest rate being credited to the Fixed Account is equal to the guaranteed rate shown on the "Interest And Loans" Policy Data page, the sum of all transfers to the Fixed Account in a policy year cannot exceed the greater of: (a) $5,000 or (b) 20% of the total value in the Separate Account at the beginning of that policy year. If, during a given policy year, this limit becomes effective, and you have already transferred more than the greater of: (a) $5,000 or (b) 20% of the Separate Account value to the Fixed Account, no additional transfers to the Fixed Account will be permitted for the remainder of that policy year.


                                     PAGE 11
                                    08150-11

                      SECTION SEVEN - CASH VALUE AND LOANS

7.1 CASH VALUE The Cash Value of this policy at any time is equal to the total value of your policy's Accumulation Units in the Separate Account plus the amount in the Fixed Account.

7.2 INTEREST CREDITING Interest is credited to the Fixed Account portion of the Cash Value. This interest is based on a rate(s) of interest that we declare periodically. Such rate(s) will be declared at least once annually and will never be less than the guaranteed rate shown on the "Interest and Loans" Policy Data page. Any interest credited in excess of this guaranteed interest rate will be nonforfeitable.

      We begin crediting interest on any premium payment, after deducting the applicable Premium Expense Charges, on the date that the premium payment is received by our Service Office.

7.3 FULL SURRENDER When this policy has Cash Value, and while at least one Insured is living, you can surrender it for the Cash Surrender Value. The Cash Surrender Value is equal to the Cash Value less any surrender charges which may apply, and less any unpaid loan and accrued loan interest. The Cash Value and Cash Surrender Value will be calculated as of the date on which we receive your signed request at our Service Office. All insurance will end on the date we receive your surrender request. If a surrender is made in the first policy year, an additional contract charge will be deducted as described on the "Policy Charges" Policy Data page.

      It may happen that a premium payment is paid after a Monthly Deduction Day and we then receive your signed request for surrender proceeds before the next Monthly Deduction Day. In this case, that premium payment will be included as part of the surrender proceeds.

7.4 PARTIAL SURRENDER You can request a partial surrender by sending your signed request to our Service Office. This request must be received while at least one Insured is living. The minimum partial surrender amount is shown in the "Additional Policy Information" Policy Data page. The surrender will be made proportionally from the Fixed Account and/or Investment Divisions of the Separate Account, unless you indicate otherwise. If the portion of your request for a partial surrender from the Fixed Account or Investment Division of the Separate Account is greater than the amount in the Fixed Account and/or Investment Division of the Separate Account, we will pay you the entire value of the Fixed Account and/or that Investment Division of the Separate Account, less any surrender charge which may apply. If a partial surrender would cause the policy's Face Amount to fall below the minimum amount shown in the "Additional Policy Information" Policy Data page, we reserve the right to require a full surrender.

      When you take a partial surrender, the Cash Value and Cash Surrender Value will be reduced by the net amount of the surrender proceeds plus any applicable surrender charges.

      For policies where Life Insurance Benefit Option 1 is in effect, the Face Amount will be reduced by the difference between:

          (a)  the amount of the surrender; and

          (b)  the greater of:

               (i) the Cash Value of the policy immediately prior to the surrender, minus the Face Amount of this policy divided by the applicable percentage, as shown in Policy Data Page 2.2 for the younger Insured's age at the time of surrender, or

               (ii) zero.

      If the above results in zero or a negative amount, there will be no adjustment in the Face Amount of this policy.

      For policies where Life Insurance Benefit Option 2 is in effect, a partial surrender will not affect the Face Amount of this policy.

      If Life Insurance Benefit Option 3 is in effect, the Adjusted Total Premium will be reduced by the amount of the surrender proceeds. A reduction of the Adjusted Total Premium will never cause the Adjusted Total Premium to be less than zero.


                                     PAGE 12
                                    08150-12

      For policies where Life Insurance Benefit Option 3 is in effect and the Adjusted Total Premium amount is less than the amount of the surrender, the Face Amount of the policy will be reduced by the difference between:

          (a) the amount of the surrender less the Adjusted Total Premium amount immediately prior to the surrender; and

          (b)  the greater of:

               (i) the Cash Value of the policy immediately prior to the surrender, less the Adjusted Total Premium, minus the Face Amount of the policy divided by the applicable percentage shown on Policy Data Page 2.2 for the younger Insured's age at the time of surrender, or

               (ii) zero.

      If the above results in zero or a negative amount, there will be no adjustment in the Face Amount of the policy.

      Any decrease in Face Amount caused by payment of a partial surrender will first be applied against the most recent Face Amount Increase. It will then be applied to other Face Amount Increases in the reverse order in which they took place, and then to the Initial Face Amount of the policy.

      Proceeds from a partial surrender will be determined as of the date we receive your signed request at our Service Office in a method acceptable to us. Each time you make a partial surrender of the Cash Surrender Value, we may deduct a service charge from the Cash Value that remains under this policy. If a partial surrender would cause the Face Amount of the policy to drop below our minimum Face Amount requirement, we reserve the right to require a full surrender. The amount of the service charge and the minimum Face Amount requirements are shown on the "Additional Policy Information" Policy Data page. This service charge will be deducted from the Fixed Account and/or Investment Divisions based on the surrender allocation, or, if none, proportionally.

7.5 SURRENDER CHARGES UPON PARTIAL SURRENDER For the number of years shown on the "Policy Charges" Policy Data page, a surrender charge will be assessed for each Face Amount Decrease (see Section Three). This Face Amount Decrease can result from a partial surrender or a change in the Life Insurance Benefit Option, as well as a requested Face Amount Decrease. A table of maximum surrender charges is shown on the "Policy Charges" Policy Data page. For Face Amount Decreases where the policy is not fully surrendered, the surrender charge will be no greater than the difference between the surrender charge shown on the "Policy Charges" Policy Data page and the surrender charge applicable to the new Face Amount of the policy due to the new Face Amount Decrease. A separate surrender charge is calculated for the Initial Face Amount and each Face Amount Increase. In addition, no surrender charge applies to this policy if it is split into two separate policies or if it is exchanged for a new policy according to the provisions of Sections 10.15 and 10.16.

7.6 LOAN VALUE You can borrow any amount up to the loan value of this policy using this policy as sole security. The loan value on any given date is equal to (100%-a) x (b)-(c), where:

      (a)  equals the current loan interest rate;

      (b)  equals the policy's Cash Surrender Value, and

      (c)  equals the sum of three Monthly Deduction Charges.

      You may wish to consult your tax advisor prior to taking a loan under this policy. Loans can affect the 5-Year No Lapse Guarantee. Please refer to
      Section 4.8 of this policy for further details.


                                     PAGE 13
                                    08150-13

7.7 LOAN INTEREST Loan interest accrues each day and is payable on the anniversary, the date of death of the last surviving Insured, the date of surrender, the date the policy ends, the date of a loan increase or loan repayment, and any other date we specify. Loan interest not paid when due will become part of the loan and will also bear interest.

7.8 LOAN INTEREST RATE The effective annual loan interest rate is, the rate we charge for policy loans. It is determined at least once every 12 months, but not more frequently than once in any 3-month period. It is payable in arrears and will never exceed the Guaranteed Annual Loan Interest Rate shown on the "Interest and Loans" Policy Data page. Loan interest for the policy year in which a loan is taken will be due on the next Policy Anniversary.

      If we have set a rate lower than the Guaranteed Annual Loan Interest Rate shown on the "Interest and Loans" Policy Data page, any subsequent increase in the interest rate will be subject to the following conditions.

          (1) The effective date of any increase in the interest rate shall not be earlier than one year after the effective date of the establishment of the previous rate.

          (2) The amount by which the interest rate can be increased will not exceed one percent per year, but the rate of interest shall in no event ever exceed the Guaranteed Annual Loan Interest Rate shown on the "Interest and Loans" Policy Data page.

          (3) We will give notice of the interest rate in effect when a loan is made and when sending notice of loan interest due.

          (4) If a loan is outstanding 40 days or more before the effective date of an increase in the interest rate, we will notify you of that increase at least 30 days prior to the effective date of the increase.

          (5) We will give notice of any increase in the interest rate when a loan is made during the 40 days before the effective date of the increase.

      This policy will not lapse in a given policy year solely as a result of a change in the loan interest rate during that policy year.

7.9 LOAN PROCEDURES When a new loan is taken (including the situation where unpaid loan interest is charged as a new loan), a transfer is made from the Separate Account to the Fixed Account. This transfer is made so that, after the transfer, the amount in the Fixed Account that is securing the outstanding loan(s) will equal 100% of the sum of the new loan and any previous unpaid loans. This transfer will be made on a pro-rata basis from the various Investment Divisions.

      While a policy loan is outstanding, no partial surrenders or transfers that would reduce the Cash Value of the Fixed Account below 100% of the outstanding loan are permitted. In addition, if any portion of a Monthly Deduction Charge would cause the amount in the Fixed Account to fall below the amount of the outstanding loan, we reserve the right to deduct that portion of the Monthly Deduction Charge on a pro-rata basis from the Investment Divisions instead.

      In policy years 1-10, the amount in the Fixed Account, which equals the amount of the unpaid loan will be credited with interest at a rate, which will never be lower than 2% less than the rate we charge for policy loans. Starting in policy year 11, the amount in the Fixed Account, which equals the amount of the unpaid loan will be credited with interest at a rate, which will never be lower than .25% less than the rate we charge for policy loans. The rate we credit to the amount in the Fixed Account, which equals the amount of the unpaid loan will never be less than the Guaranteed Interest Rate credited to the Fixed Account, as shown on the "Interest and Loans" Policy Data page.


                                     PAGE 14
                                    08150-14

7.10 LOAN REPAYMENTS All or part of an unpaid loan and accrued loan interest can be repaid before the last surviving Insured's death or before we pay the full Cash Surrender Value benefit. We will deduct any unpaid loan and accrued loan interest when life insurance or full Cash Surrender Value proceeds are paid. A payment not designated as a loan repayment will not be credited to the policy as a loan repayment. When a loan repayment is received, we will first use that money to cancel any portion of the outstanding loan, which was originally taken from the Fixed Account. Any remaining portion of the loan repayment will be allocated to the Separate Account in the same proportion as the amount of money you have in each Investment Division on the date of the loan repayment, unless you indicate otherwise and we agree.

      If a loan is outstanding when full Cash Surrender Value proceeds are paid, the Cash Surrender Value reflects a deduction of any outstanding policy loan and accrued loan interest. It may happen in a given policy year that, based on the loan interest rate in effect when that year began (ignoring any subsequent increase in the rate during that year), any unpaid loan plus accrued loan interest exceeds the Cash Value of this policy less surrender charges. In that event, we will mail a notice to you at your last known address, and a copy to the last known assignee on our records. If the excess of the unpaid loan plus accrued loan interest over the Cash Value is not paid within that 31 days, all insurance will end 31 days after the date on which we mail that notice to you.

      However, if a higher interest rate or rates take effect during the policy year, this policy will not end any sooner than it would have if the rate had not changed.

7.11 LOAN AND SURRENDER PAYMENT DEFERRAL Generally, we will grant any loan, or pay any surrender proceeds or life insurance proceeds within 7 days after we receive all of the requirements that we need. However, we may defer making any of these payments for any period during which the New York Stock Exchange is closed for trading (other than the usual weekend or holiday closings), or if the Securities and Exchange Commission restricts trading or has determined that a state of emergency exists. If so, it may not be practical for us to determine the investment experience of the Separate Account. In addition, we can defer paying you any partial or full Cash Surrender Value benefits, or defer any loan proceeds, except to pay a premium due us, based on funds allocated to the Fixed Account, for up to 6 months from the date we receive your request. Interest will be paid on any amount deferred beyond that date. We will set the interest rate to a rate that will not be less than required by law.


                                     PAGE 15
                                    08150-15

             SECTION EIGHT - CALCULATION OF MONTHLY DEDUCTION CHARGE

8.1 MONTHLY DEDUCTION CHARGE On each Monthly Deduction Day, the following deductions are made:

          (a) A Mortality and Expense Risk Charge that will not exceed the amount shown on the "Policy Charges" Policy Data page;

          (b)  The monthly Cost of Insurance for this policy;

          (c) A contract charge that will not exceed the amount shown on the "Policy Charges" Policy Data pages;

          (d)  The monthly cost for any riders attached to this policy;

          (e) A Monthly Per Thousand of Face Amount Charge(s) that will not exceed the amount shown on the "Policy Charges" Policy Data pages.

      In some cases, an extra deduction may be required due to an Insured's circumstances, including but not limited to their medical condition, occupation, motor vehicle or aviation record. These deductions are referred to as flat extras. The amount and duration of these flat extras, if any, are shown in a footnote on the "Premium Information" Policy Data page.

      The Monthly Deduction Day for this policy is shown on the "Policy Charges" Policy Data page. The first Monthly Deduction Day is the Issue Date of the policy. If the Issue Date and the Policy Date of the policy are different, deductions made on the Issue Date will include the monthly deductions that would have been made on each Monthly Deduction Day for the period from the Policy Date to the Issue Date, as if the policy were issued on the Policy Date.

      All monthly deductions are made in accordance with your expense allocation, if any. If no expense allocation is in effect, monthly deductions will be made on a pro-rata basis from each of the Investment Divisions and the Fixed Account.

8.2 COST OF INSURANCE CALCULATION The Cost of Insurance for the Initial Face Amount of insurance is equal to (1) multiplied by the result of (2) minus
      (3), where:

          (1) is the monthly Cost of Insurance rate per $1,000 of Net Amount at Risk;

          (2) is the number of thousands of Life Insurance Benefit (as defined in the applicable Option 1, Option 2 or Option 3 in Section One) divided by 1.00327; and

          (3) is the number of thousands of Cash Value as of the Monthly Deduction Day (before this Cost of Insurance, any applicable contract charge, and the monthly cost of any riders are subtracted).

      The Net Amount at Risk is (2) minus (3).

      The calculation for Cost of Insurance charges is performed for each Face Amount Increase in the order in which the increases were made, by using the formula stated above.

      However, the value for (3) that is used in the calculation of the Cost of Insurance charges for the first Face Amount Increase will be zero, unless the value for (3) according to the formula above is greater than the value that was used to determine the value for (2) when the Cost of Insurance for the Initial Face Amount was calculated.

      When the value calculated for (3) is greater than the value that was used for (2) in the calculation of Cost of Insurance charges for the initial Face Amount, the difference between these two values will be used as the value for (3) when performing the calculation for the Cost of Insurance charges for the first Face Amount Increase.

      Additionally, for the calculation of Cost of Insurance charges for each subsequent Face Amount Increase, the value used for (3) for the formula above will be equal to zero unless the value calculated for (3) is greater than the value that was used for (2) when the Cost of Insurance calculation was performed on the Face Amount Increase immediately preceding it.


                                     PAGE 16
                                    08150-16

      When the value calculated for (3) is greater than the value that was used for (2) in the Cost of Insurance charge calculation for the Initial Face Amount Increase immediately preceding it, the difference between these two values will be used as the value for (3) when performing this calculation. The Cost of Insurance charges for the Initial Face Amount and any Face Amount Increase cannot be less than zero.

8.3 COST OF INSURANCE RATE The rates used to calculate the Cost of Insurance for the Initial Face Amount of the policy and for each Face Amount Increase are based on the Insureds' ages, genders, and classes of risk at the time the Initial Face Amount or Face Amount Increase took effect. They will be based on future expectations for investment income, mortality, persistency, taxes and expenses.

      The monthly rates that apply to the Cost of Insurance for the Initial Face Amount at all ages will not be greater than the maximum rates shown in the Table of Guaranteed Maximum Monthly Cost of Insurance Rates attached to this policy. The actual rate is set by us, in advance, at least once a year. Any change in the Cost of Insurance rate will be on a uniform basis for Insureds of the same classification, such as attained age, gender and class of risk.

      For each Face Amount Increase that is based on the same classes of risk as the Initial Face Amount, the monthly rates that apply to the Cost of Insurance for the Face Amount Increase will not be greater than the table of maximum rates attached to this policy. However, if the classes of risk for a Face Amount Increase are different than the classes of risk for the Initial Face Amount, we will furnish you with the applicable Table of Guaranteed Maximum Monthly Cost of Insurance Rates for that increase.

8.4 MONTHLY PER THOUSAND OF FACE AMOUNT CHARGE The Monthly Per Thousand of Face Amount Charge for the Initial Face Amount is based on the Insureds' ages, genders, and classes of risk at the time of issue. The Monthly Per Thousand of Face Amount Charge for each Face Amount Increase is based on the Insureds' ages, genders, and classes of risk at the time that increase took effect.

8.5 MONTHLY PER THOUSAND OF FACE AMOUNT CHARGE CALCULATION The Monthly Per Thousand of Face Amount Charge is calculated each month on each Monthly Deduction Day. We do this even if a premium payment is not made in that month.

      The Monthly Per Thousand of Face Amount Charge is calculated for the Initial Face Amount of insurance by multiplying the Per $1000 Charge for the appropriate year by the number of thousands of the Initial Face Amount. The applicable Per $1000 Charge for any policy year will not be greater than the maximum rate shown on the "Policy Charges" Policy Data page.

      The Monthly Per Thousand of Face Amount Charge is calculated separately for each Face Amount Increase by multiplying the Per $1000 Charge for the appropriate year by the number of thousands for each respective Face Amount Increase.

8.6 MONTHLY RIDER COST The monthly cost of any rider attached to this policy is described on the Policy Data pages.


                                     PAGE 17
                                    08150-17

                    SECTION NINE - PAYMENT OF POLICY PROCEEDS

9.1 PAYMENT OF POLICY PROCEEDS The proceeds of this policy will be paid in one sum, or if elected, all or part of these proceeds can be placed under any of the options described in this contract. We will pay the life insurance proceeds in accordance with the option chosen, subject to any payment we made before notification of death.

      Any life insurance proceeds paid in one sum bear interest computed daily from the date of the last surviving Insured's death to the date of payment. We set the interest rate each year. This rate will not be less than the rate required by law.

      When any payment under an option would be less than $100, we can pay any unpaid amount or present value in one sum.

9.2 PROCEEDS AT INTEREST OPTIONS 1A AND 1B The policy proceeds can be left with us at interest. We will set the interest rate each year. This rate will be at least 3% per year.

      For the Interest Accumulation Option (Option 1A), we credit interest each year on the amount we still have. This amount can be withdrawn at any time in sums of $100 or more. We pay interest to the date of withdrawal on sums withdrawn.

      For the Interest Payment Option (Option 1B), we pay interest once each month, every 3 months, every 6 months, or once each year, as chosen, based on the amount we still have.

9.3 CHOOSING AN OPTIONAL METHOD OF PAYMENT While at least one Insured is living, you can elect or change an option. You can also elect or change the beneficiaries who will be the payee or payees under that option.

      After the last surviving Insured dies, any person who is to receive proceeds in one sum (other than an assignee) can elect an option and name payees. The person who elects an option can also name one or more successor payees to receive any amount remaining at the death of the payee. Naming these payees cancels any prior choice of successor payees.

      A payee who did not elect the option does not have the right to advance or assign payments, take the payments in one sum, or make any other change. However, the payees can be given the right to do one or more of these things if the person who elects the option tells us in writing and we agree.

9.4 OPTIONAL METHOD OF PAYMENT CHANGES If we agree, a payee who elects Option 1A or 1B can later elect to have any amount we still have, or the present value of any elected payments, placed under the other option described in this section.

9.5 PAYEES Only individuals who are to receive payments on their own behalf can be named as payees or successor payees, unless we agree. We may require proof of the age or the survival of a payee.

9.6 DEATH OF THE PAYEE If we have an unpaid amount, or there are some payments that remain to be paid when the last surviving payee dies, we will pay the unpaid amount with interest to the date of payment, or pay the present value of the remaining payments to that payee's estate in one sum. The present value of the remaining payments is based on the interest rate used to compute them, and is always less than the sum of the remaining payments.


                                     PAGE 18
                                    08150-18

                        SECTION TEN - GENERAL PROVISIONS

10.1 ENTIRE CONTRACT The entire contract consists of this policy, any attached riders or endorsements, and the attached copy of the application. Also, any application used to modify this policy, (including but not limited to a request for a Face Amount Increase or a Face Amount Decrease, to add a rider to the policy, or required under the terms of Section 4.3 or Section
      4.10 of this policy) will be attached to and made a part of this policy. Only our Chairman, President, Secretary, or one of our Vice Presidents is authorized to change the contract, and then, only in writing. No change will be made to this contract without your consent, unless a change is made to ensure this policy qualifies as life insurance as described in
      Section 10.11. No agent is authorized to change this contract.

10.2 INFORMATION PROVIDED IN THE APPLICATION In issuing this policy, we have relied on the statements made in the application. All such statements are deemed to be representations and not warranties. We assume these statements are true and complete to the best of the knowledge and belief of those who made them. No statement made in connection with the application will be used by us to void this policy unless that statement is a material misrepresentation and is part of the application.

10.3 CONTESTABLE PERIOD We will not contest this policy, based on the Initial Face Amount of this policy, after this policy has been in effect during the lifetime of each Insured for 2 years from the Issue Date. Our right to contest beyond this 2-year period is limited to only the Insured(s) who died during such period; the policy is incontestable with respect to the Insured(s) who survived the 2-year period.

      A Face Amount Increase, as described in Section Three - Policy Changes, or an Unplanned Premium payment, as described in Section Four - Premiums, may occur. In these cases, the 2-year contestable period for each Face Amount Increase or increase in Life Insurance Benefit resulting from an Unplanned Premium payment will begin on the effective date of such increase or payment. We can contest only on the basis of those statements made in the application for such Face Amount Increase or Unplanned Premium payment. No new contestable period will apply if the Face Amount Increase was due solely to a change in the Life Insurance Benefit Option.

      We will not contest the payment of the life insurance proceeds, based on a Face Amount Increase, after such increase has been in effect for 2 years from the effective date of a Face Amount Increase during the lifetime of the Insureds. We will not contest the payment of any life insurance proceeds attributable to the difference in rates due to a reclassification after such reclassification has been in effect for 2 years from the effective date of a reclassification during the lifetime of the Insureds. We will require evidence of insurability in cases of reclassification.

      If this policy ends, and is reinstated, we will not contest this policy after it has been in effect during the lifetime of each Insured for 2 years from the date of reinstatement.

10.4 SUICIDE EXCLUSION In the event of the suicide of the first of the Insureds to die, while sane or insane, within 2 years of the Issue Date, the policy will continue in force on the surviving Insured. Suicide of both Insureds at the same time, or of the surviving Insured, while sane or insane, within 2 years of the Issue Date, is not covered by this policy. In that event, this policy will end and the only amount payable will be the premiums paid to us, less any unpaid loan and accrued loan interest and any partial surrender benefits paid.

      A Face Amount Increase, as described in Section Three - Policy Changes, may occur. In this case, the 2-year suicide exclusion period for each Face Amount Increase will begin on the effective date of such increase. If the suicide exclusion period applies to such an increase, the only amount payable with respect to that Face Amount Increase will be the total Cost of Insurance we deducted for the Face Amount Increase. No new suicide exclusion period will apply if the Face Amount Increase was due solely to a change in the Life Insurance Benefit Option.


                                     PAGE 19
                                    08150-19

10.5 POLICY DATE The Policy Date is the date from which premiums and charges are calculated and become due. Except for the first Monthly Deduction Day, which is described in Section 8.1, the Monthly Deduction Day for this policy will be the same calendar day each month, as determined by the Policy Date. The Policy Date is also the date from which policy years, months, and anniversaries are measured, unless otherwise stated.

      Unless another date is chosen, as described below, the Policy Date is determined as follows.

          (1) If you paid the first premium with your application and obtained a temporary coverage agreement, the Policy Date will be the date of the temporary coverage agreement.

          (2) If you did not pay the first premium and therefore no temporary coverage agreement was obtained, the Policy Date will be the date the policy is issued by the Company for delivery, known as the Issue Date.

      Both the Policy Date and the Issue Date are shown on the "Policy Information" Policy Data page.

      If the policy was issued prior to the date you paid your first premium, the Policy Date will be earlier than the Effective Date. The Policy Date can be chosen to correspond to the definition of the Effective Date, as described on the cover page of this policy. You can request another date if it is preferable to pay premiums on that date or have policy values accrue as of that date, by providing us with your signed request.

10.6 CALCULATION OF AGE When we refer to a person's age in this policy on a Policy Anniversary, we mean his or her age on the birthday, that is nearest that date. At any other time, age means the age on the birthday nearest to the previous Policy Anniversary.

10.7 MISSTATEMENT OF AGE OR GENDER If you misstate the age or gender of either Insured, we will adjust any Cash Value proceeds, Cash Surrender Value proceeds and life insurance proceeds, up or down, to reflect the correct age or gender. The amount of the Life Insurance Benefit will be the amount that would be purchased by the most recent mortality charge at the correct age and gender.

10.8 ASSIGNMENT While at least one Insured is living, you can assign this policy, or any interest in it. If you do this, your interest and anyone else's is subject to that of the assignee. As owner, you still have the rights of ownership that have not been assigned.

      An assignee cannot change the owner or beneficiary of this policy, and cannot elect or change an optional method of payment of proceeds. Any amount payable to the assignee will be paid in one sum.

      You must provide us with a copy of the assignment. We are not responsible for the validity of any assignment. Any assignment will be subject to any payment we make or other action we take before we record the assignment.

10.9 PROTECTION AGAINST CREDITORS Payments we make under this policy are, to the extent the law permits, exempt from the claims, attachments, or levies of any creditors.

10.10 PAYMENTS TO COMPANY Any payment made to us by check or money order must be payable to New York Life Insurance and Annuity Corporation. When asked, we will provide a countersigned receipt, signed by our President or Secretary, for any premium paid to us.

10.11 CONFORMITY WITH LAW This policy is subject to all laws that apply. We reserve the right to make changes to this policy or to adjust policy values to ensure this policy at all times qualifies as life insurance for federal income tax purposes.

10.12 DIVIDENDS This is a non-participating policy on which no dividends are payable.


                                     PAGE 20
                                    08150-20

10.13 POLICY REPORT Each policy year after the first, while this policy is in effect and at least one Insured is living, we will send a written report to you within 30 days after the Policy Anniversary. It will show, as of that Anniversary, the Cash Value, the Cash Surrender Value and the amount of any unpaid loan and accrued loan interest. This report will also give you any other facts required by state law or regulation.

10.14 BASIS FOR COMPUTATION OF POLICY VALUES All minimum Cash Surrender Values and maximum Cost of Insurance rates referred to in this policy are based on the mortality table referred to in the "Additional Policy Information" Policy Data page. This mortality table applies if the Insureds are in standard or better classes of risk. Separate scales of maximum Cost of Insurance rates apply to substandard classes of risk. Semi-continuous functions are used, with interest as stated on the "Interest and Loans" Policy Data page. We have filed a statement with the insurance official in the state or district in which this policy is delivered, that describes in detail, how we compute policy benefits and Cash Surrender Values. These policy benefits and Cash Surrender Values are at least those required by the law of the state or district where the policy was delivered.

10.15 POLICY SPLIT OPTION You can exchange this policy, without evidence of insurability, for separate life policies on each of the Insureds within 6 months after either of the following 2 dates.

      (a) The date a final divorce decree issued with respect to the marriage of the Insureds has been in effect for 6 months; or

      (b) The effective date of a change in the federal tax law that results in a reduction in the unlimited federal estate tax marital deduction provision (Section 2056 of the Internal Revenue Code or its successor), or a reduction of at least 50% in the highest marginal federal estate tax rate in effect on the Policy Date of this policy.

      In addition, an exchange can be made for any other reason provided we agree. You must request the exchange in writing and both Insureds must be living when we receive your request. Each new policy will be on a variable universal life plan that is being offered by us on the date of exchange. The Policy Date and Issue Date of each new policy will be the date of the exchange.

      Unless requested otherwise, the policyowner and beneficiary of each new policy will be the same as under this policy. At the time each new policy is issued, an insurable interest must exist under applicable state law. If this policy has been assigned, the assignment will apply to each new policy.

      The Cost of Insurance for each new policy will be determined based on each Insured's age, gender and most recent class of risk under this policy on the date of the exchange. A new set of surrender charges will apply on each new policy.

      The Face Amount of each new policy will equal one half of the Face Amount of this policy, plus if we agree one half of the Face Amount of any second-to-die riders attached to this policy, on the date of exchange. The benefits of any first-to-die riders that are in effect will not be included in this calculation. One half of the Cash Value of this policy less unpaid loan and accrued loan interest will be allocated as the initial premium for each new policy. The Life Insurance Benefit Option for each new policy will be the option in effect on the date of exchange.

10.16 POLICY EXCHANGE Within 24 months of the Issue Date of this policy, you can exchange it for a new policy on the lives of the Insureds without evidence of insurability. In order to exchange this policy, we will require:

      (a)  That this policy be in effect on the date of exchange;

      (b)  Repayment of any unpaid loan and accrued loan interest;

      (c) An adjustment, if any, for premiums and Cash Values of this and the new policy.

      The date of exchange will be the later of: (a) the date you send us this policy along with a signed written request for an exchange; or (b) the date we receive at our Service Office, the necessary payment for the exchange.


                                     PAGE 21
                                    08150-21

      The new policy will be on a permanent plan of life insurance covering 2 Insureds, which we were offering for this purpose on the Issue Date of this policy. The new policy will have a face amount equal to the Face Amount of this policy. It will be based on the same issue ages, genders and classes of risk as this policy, but will not offer variable investment options such as the Investment Divisions. All riders attached to this policy will end on the date of exchange, unless we agree otherwise.

10.17 AGE 100 POLICY ANNIVERSARY Beginning on the Policy Anniversary on which the younger Insured is or would have been age 100:

          (a) The Life Insurance Benefit will equal the Cash Value, as defined in Section 7.

          (b) The Life Insurance Benefit Options in Section 1.2 will no longer apply.

          (c)  No further Planned or Unplanned Premiums will be allowed.

          (d) Other than the Mortality and Expense Risk Charge, no further monthly deductions will be made from the Cash Value.

          (e)  Any other riders attached to the policy will also end.

      THIS POLICY MAY NOT QUALIFY AS LIFE INSURANCE AFTER THE YOUNGER INSURED'S ATTAINED AGE 100 UNDER FEDERAL TAX LAW AND THE POLICY MAY BE SUBJECT TO ADVERSE TAX CONSEQUENCES. YOU SHOULD CONSULT YOUR TAX ADVISOR BEFORE CHOOSING TO CONTINUE THE POLICY AFTER AGE 100.


                                     PAGE 22
                                    08150-22

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

51 Madison Avenue
New York, N.Y. 10010
(212) 576-7000

A Stock Company Incorporated in Delaware

SURVIVORSHIP VARIABLE UNIVERSAL LIFE INSURANCE POLICY

VARIABLE LIFE INSURANCE BENEFITS - FLEXIBLE PREMIUM PAYMENTS.
PROCEEDS PAYABLE ON THE LAST SURVIVING INSURED'S DEATH.
AMOUNT OF VARIABLE LIFE INSURANCE OR CASH VALUE PROCEEDS MAY VARY, REFLECTING INVESTMENT EXPERIENCE OF SEPARATE ACCOUNT.
NO PREMIUMS PAYABLE ON OR AFTER THE YOUNGER INSURED'S AGE 100.
POLICY IS NON-PARTICIPATING.

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